UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 7, 2003

i2 Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-28030	75-2294945
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One i2 Place 11701 Luna Road Dallas, Texas		75234
(Address of principal executive offices)		(Zip Code)

(469) 357-1000

Registrant’s telephone number, including area code

ITEM 5. OTHER EVENTS

On April 7, 2003, i2 Technologies, Inc. (the “Company”) issued a press release announcing that The Nasdaq Stock Market had furnished the Company with a notice of intent to delist its common stock, stating that the Company’s inability to timely file its annual report on Form 10-K for the year ended December 31, 2002 violates Nasdaq’s continued listing requirement set forth in Marketplace Rule 4310(c)(14). The Company stated that the delay in filing the Company’s 2002 Form 10-K results from the previously announced decision to re-audit the Company’s financial statements for the years ended December 31, 2000 and 2001, as well as the recent determination to expand the re-audits to include the Company’s financial statements for the year ended December 31, 1999.

The Company announced that, in accordance with Nasdaq’s rules, the Company plans to submit a request for a hearing to appeal the delisting notification and will request additional time to complete the re-audits from the hearing panel. No delisting action will take place prior to the hearing, which is typically held within 30 days after the date of the hearing request. However, the Company can provide no assurance that the hearing panel will grant the Company the additional time the Company requires.

The Company stated that Nasdaq initiated a trading halt on the Company’s stock on March 31, 2003 and that Nasdaq has requested the Company to provide it with additional information concerning the potential scope and magnitude of expected material adjustments to the Company’s previously-reported financial results. The Company reported that it is working diligently with its independent accountants to accumulate the requested information in as timely a manner as possible. However, as the re-audits are ongoing and as the Company only recently determined to expand the re-audits to include its 1999 financial statements, the Company can provide no assurance that the information will be ready for submission by the Company prior to the date of the delisting hearing or that the information, when submitted, will be sufficient to allow Nasdaq or the hearing panel to lift the trading halt.

As a result of the Company’s inability to timely file its 2002 Form 10-K, the Company noted that its trading symbol had been changed by Nasdaq from “ITWO” to “ITWOE” and will not revert to “ITWO” until such time as the re-audits have been completed and the Company has filed its 2002 Form 10-K and regained compliance with Nasdaq’s Marketplace Rules.

The Company also announced that it is reviewing the effect of the re-audits and the resulting delay in filing the 2002 Form 10-K on its outstanding indebtedness.

The Company stated that the indenture governing the Company’s $350 million of convertible notes due 2006 requires the Company to deliver its 2002 Form 10-K to the trustee within 15 days after the day it is required to be filed with the SEC. The indenture contains a 60-day cure period for covenant non-compliance. The Company stated that it is working diligently to complete the re-audits so that it may file its 2002 Form 10-K and satisfy its reporting obligations under the convertible note indenture. Although there can be no assurances, the Company believes that the cure period should be sufficient to allow for the completion of the re-audits and the filing of the 2002 Form 10-K. The Company also announced that it has concluded that the delay in filing the 2002 Form 10-K does not result in a default under the $60.9 million convertible promissory note issued by the Company in connection with its acquisition of Trade Service Corporation, which matures in September 2003.

The Company noted that the Company’s $20.0 million letter of credit facility contains certain covenants relating to the delivery of financial information to the lender. The Company announced that the lender has waived the Company’s compliance with, and any default under, the letter of credit line to the extent that any non-compliance or default results from or is connected with the re-audits or the resulting delay in filing the 2002 Form 10-K. The Company stated that the obligation of the lender to issue letters of credit under the line, which is fully cash-collateralized, terminates on April 30, 2003. The lender’s waiver is effective until July 15, 2003, and the Company currently anticipates that it will be able to negotiate a new letter of credit facility with the lender or a replacement bank prior to the expiration of the waiver.

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ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

(c)	Exhibits

99.1	Press release.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

i2 TECHNOLOGIES, INC.

Dated: April 11, 2003

By:	/s/ William M. Beecher
William M. Beecher Executive Vice President and Chief Financial Officer

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INDEX TO EXHIBITS

Exhibit Number	Description

99.1	Press release.

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